Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R.D. Leslie
Vice President/Treasurer
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES ANNOUNCES APPOINTMENT OF
LARRY M. HOES TO ITS BOARD OF DIRECTORS

LUFKIN, Texas (Nov. 2, 2006) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced the appointment of Larry M. Hoes, its Executive Vice President and Chief Operating Officer, to the Company’s Board of Directors as a Class I Director. His appointment will increase the Board of Directors to 10 members, and he will serve in this capacity until the next regularly scheduled shareholder meeting, scheduled for May 2, 2007. At this meeting, he will stand for election by the Company’s shareholders.

Douglas V. Smith, President and Chief Executive Officer of Lufkin, remarked, “I am pleased to announce this appointment. Larry, a veteran Lufkin executive officer, has contributed significantly to the substantial growth and success of the Company. We are confident that he will expand his contribution through this appointment to the Company’s Board of Directors.”

Lufkin Industries, Inc. sells and services power transmission products, oil field pumping units, foundry castings and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

This release may contain certain forward-looking statements, including by way of illustration and not of limitation, statements relating to liquidity, revenues, expenses and margins. The Company strongly encourages readers to note that some or all of the assumptions, upon which such forward-looking statements are based, are beyond the Company’s ability to control or estimate precisely and may in some cases be subject to rapid and material changes.

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211